Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS COMMENCES PATENT LITIGATION AGAINST PAR PHARMACEUTICAL
SAN DIEGO (September 13, 2007) — Santarus, Inc. (Nasdaq: SNTS), a specialty pharmaceutical company, today announced that it has filed a lawsuit in the United States District Court for the District of Delaware against Par Pharmaceutical, Inc. for infringement of the patents listed in the Orange Book for ZEGERID® (omeprazole/sodium bicarbonate) Capsules. The University of Missouri, licensor of the patents, is joined in the litigation as a co-plaintiff.
The lawsuit is in response to an Abbreviated New Drug Application (ANDA) filed by Par with the U.S. Food and Drug Administration (FDA) regarding Par’s intent to market a generic version of Santarus’ ZEGERID Capsules product prior to the July 2016 expiration of the three listed patents (U.S. Patent Nos. 6,645,988; 6,489,346; and 6,699,885).
Santarus has commenced the lawsuit within the 45 days required to automatically stay, or bar, the FDA from approving Par’s ANDA for 30 months or until a district court decision that is adverse to Santarus, whichever may occur earlier.
Santarus has full confidence in and is prepared to vigorously defend and enforce the intellectual property rights protecting its ZEGERID products.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed proton pump inhibitor. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: the outcome and duration of the litigation with Par; the strength of Santarus’ patent position and its ability to maintain the scope and validity of patent protection for its ZEGERID products; the impact of Santarus’ litigation with Par or any change in the patent protection for its ZEGERID products on Santarus’ business prospects and other business and licensing arrangements, including Santarus’ OTC license agreement with Schering-Plough HealthCare Products, Inc.; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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